East Point Realty Trust Lease Agreement


Lease dated as of the 30th day of June, 1995 by and between East Point Realty Trust having its principal place of business at 4 Bellows Road, Westborough, Massachusetts, (hereinafter called the "Lessor"), and CerProbe, Inc., a Delaware Corporation, having their principal place of business at 4 Bellows Road, Westborough, Massachusetts (hereinafter called the "Lessee").


1. DESCRIPTION OF PROPERTY.


In consideration of the rent reserved herein and the mutual covenants contained herein, the Lessor hereby leases to the Lessee and Lessee hereby leases from the Lessor, a portion of the Building (the "Building") located on Land owned by the Lessor (the "Land") at 4 Bellows Road, Westborough, MA. The entire first floor of the Building leased to the Lessee is shown on Exhibit A attached hereto, which exhibit is incorporated by reference, and consists of approximately 6,144 square feet of "Rentable" space; together with all rights and appurtenances belonging thereto (hereinafter called the "Leased Premises"). The Lessee recognizes that a portion of the "Rentable" square feet of the premises includes areas which may not be readily usable by the Lessee. The Lessee shall have the right to use in common, with others entitled thereto, the parking areas, hallways, stairways and elevator necessary for access to said Leased Premises and lavatories nearest thereto.

2. TERM.

(a)   Initial Term.

The Lessee is to have and to hold the Leased Premises for an initial Term ("Term") of five (5) years. The Term shall commence on the 1st day of July, 1995 (hereinafter the "Lease Commencement Date"), and end on the 30th day of June, 2000.

(b) The Lessee shall have the option to extend the Term of this Lease for one additional Term of two (2) years (the "Option Term"). Lessee shall have exercised this option by giving Lessor written notice of such exercise on or before the first day of March, 2000.

3. RENT.

(a)   Base Rent.

The Lessee agrees to pay to Lessor a Base Rent ("Base Rent") at the rate of $70,656 dollars per year and Additional Rent ("Additional Rent") at the rate of $21,504 dollars per year, payable in advance in monthly installments of $7,680 for the first year of the lease Term. The Additional Rent is an estimate by Lessor of common area maintenance ("CAM"), real estate taxes and insurance charges.

                                   Monthly         Monthly            Monthly
Lease Year                        Base Rent     Additional Rent     Rent Payment
----------                        ---------     ---------------     ------------

One ......................         $5,888            $1,792            $7,680
Two ......................         $6,016            $1,792            $7,808
Three ....................         $6,016            $1,792            $7,808
Four .....................         $6,144            $2,048            $8,192
Five .....................         $6,144            $2,048            $8,192

Thereafter, payments shall be made in equal monthly installments, in advance, on or before the first (1st) day of each and every calendar month of the Term.

(b)  Rent To Be Net.

It is the purpose and intent of the Lessor and the Lessee that the Base Rent shall be net to the Lessor so that this Lease shall yield, net to the Lessor, the Base Rent specified in Section 3(a) hereof in each Lease Year, except for the structural repairs which shall be the responsibility of the Lessor as provided for in Section 9 of this Lease.

(c)   Common Area Maintenance, Taxes and Insurance Expenses.

The Lessee agrees to pay 50.00% of all common area maintenance (CAM), real estate taxes, property and liability insurance coverages on the Land and the Building as Additional Rent. Said Additional Rent is estimated to be $1,792 per month by Lessor and shall be added to the monthly Base Rent. In years four and five of the lease Term, the estimated charges for Additional Rent shall increase to $2,048 per month. At the end of each calendar year or at the end of the lease Term, the Lessor shall provide a reconciliation of expenses incurred for the period. The Lessor shall either bill the Lessee for additional CAM charges due or provide the Lessee a credit for the Base Rent due for the next rental period. Upon the end of the lease Term, the Lessor will provide a reconciliation of the Additional Rent incurred by Lessee. Upon request, Lessee shall have the right to review all invoices pertaining to Additional Rent.

     (1)    Common Area Maintenance (CAM).

     CAM charges shall include all Land and Building maintenance, repair, and operational costs necessary including but not limited to the following: common area electricity, all utilities not individually metered to specific tenant spaces, water and sewer charges, janitorial and cleaning, HVAC maintenance and repair, supplies, paint and wallpaper, sprinklers, window cleaning, relamping and reballasting lighting fixtures, exterior lighting, rubbish removal, property management, alarm system and inspections, security, elevator maintenance and repair, parking lot maintenance including restripping and sealcoating, landscape maintenance, snow plowing, sanding and snow removal.

     (2)    Real Estate Taxes.

     Lessee shall pay to Lessor 50.00% of the real estate taxes, betterments and other assessments charged and assessed against the Building and Land at 4 Bellows Road during each year of the Term.

     (3)    Insurance.

     Lessee shall pay to Lessor 50.00% of the insurance premiums for coverage on all common areas of the Building and Land at 4 Bellows Road. Lessor shall obtain such insurance for the Leased Premises, the Building, and any appurtenant parking areas as it deems appropriate, and the Lessee shall have no right to proceeds or claims thereunder.

     To the extent that the Lessee's use of the Leased Premises causes any additional premium for the Lessor's insurance, the Lessee shall pay such additional premium as Additional Rent within ten (10) days of Lessee's written request therefor. The Lessee shall obtain its own insurance to cover losses to its property, equipment, fixtures, or inventory and the Lessee shall be solely responsible for any losses not covered by its insurance according to Section 13.

(d)  Additional Rent.

All Additional Rent payments for Additional rent shall be due within ten (10) days of a Notice by Lessor to Lessee that such payments are due. Lessor reserves the same rights and remedies against the Lessee for default in making Additional Rent payments as the Lessor shall have for default in the payment of the Base Rent, including but not limited to, the right to seek and recover such payments as rent under any applicable provisions of the United States Bankruptcy Code.

(e)  Late Charges.

If Base Rent or Additional Rent for any month has not been paid by the close of business of the tenth (10th) business day of said month, the Lessee agrees to pay a late charge of five (5%) percent of the total amount due to the Lessor. An assessed late charge shall be deemed Additional Rent and shall be due and payable ten (10) days after the notification of such assessment. In the event that the Base Rent or Additional Rent has not been received within thirty (30) days following the payment due date, an additional interest charge of one and one half (1.5%) percent per month shall be payable to the Lessor from the date the payment was due and this charge shall constitute Additional Rent payable hereunder.

(f)    Option Term Rent.

The Base Monthly Rent during the Option Term shall be equal to the then fair market rent for comparable space upon comparable terms in the Westborough area but said rent shall not be less than the Base Rent of the previous Term.

4. UTILITIES.

(a) lessee shall be responsible for paying 100% of the cost of utilities to the Leased Premises until the expiration of the Term hereof or until earlier termination of this Lease. All such utilities are separately metered in the Building.

(b) The Lessor shall not be liable to the Lessee in damages or otherwise if the furnishing of any one or more of the utilities is interrupted, impaired or terminated because of the failures, repairs, acts of God, installations or improvements nor shall any interruption, impairment or termination release Lessee from the performance of any of its obligations hereunder. The Lessor reserves the right to stop service on any or all utilities when necessary by reason of accident or emergency, or mechanical breakdown, or requirement of law or any cause beyond Lessor's reasonable control or for repairs, alterations, replacements or improvements which, in the judgement of the Lessor are desirable and necessary, until the reason for such stoppage shall have been eliminated. Lessor shall use reasonable efforts at all times to keep all utilities in sound working order and good repair.

5. OCCUPANCY OF THE LEASED PREMISES.

The taking of occupancy of the whole or part of the Leased Premises by the Lessee, shall be conclusive evidence, as against the Lessee, that Lessee accepts possession of the same and that the Leased Premises and the Building were in good and satisfactory condition at the time occupancy was so taken.

6. USE RESTRICTIONS.

(a) Lessee covenants and agrees that it will use the Leased Premises for the purpose of maintaining professional offices, for the purpose of developing, manufacturing and marketing of high performance probing and interface products for use in the testing of integrated and hybrid circuits and semiconductor-related products, as well as incidental uses thereto, and for no other purpose.

(b) The Lessee will not permit the Leased Premises to be used for any unlawful or immoral purpose. Lessee in the conduct of its business, will at its own expense, comply with all applicable laws, ordinances, rules and regulations of any and all governmental authorities having jurisdiction of the Leased Premises as they specifically apply to Lessee's use of the Leased Premises, now or in the future. Lessee shall keep the inside and outside of all doors and windows and the Leased Premises clean and shall maintain the Leased Premises at its own expense in a clean, attractive and sanitary condition. Lessee covenants and agrees to maintain the temperature of the Leased premises at a minimum of fifty
(50) degrees during the winter months.

(c) Lessee does hereby, for itself and its heirs, successors and assigns, agree to and hereby does indemnify, defend and hold harmless, Lessor and its assigns, successors and grantees, from any and all liabilities, assessments, suits, damages, costs and expenses, attorney's fees or judgements arising out of the Lessee's handling and disposal of hazardous wastes and/or toxic substances including any and all clean-up expenses required under applicable laws and regulations.

(d) It is agreed that the Leased Premises will be used for light assembly of components for printed circuit boards using hand soldering irons, hand tools and bench top electrical test equipment. These operations involve the use of common wire solder, flux and EPA approved solvents--all in small quantities. These solvents are common non-flammable cleaning agents. ln addition, the operation will involve the use of a standard office photocopier with its associated chemicals and a small bake oven for drying boards.

7. CONDITION OF THE PREMISES.

Lessee accepts the Leased Premises in the condition in which they are on the date of the commencement of the Term hereof, acknowledging that it has inspected the Leased Premises and that they are in good order and condition sufficient for the uses intended by the Lessee. Lessor has made and the Lessee has relied on no representations or warranties, expressed or implied, as to the condition of or rentability for a particular use of the Leased Premises, except as may be set forth herein.

8. RESTORATION OF THE LEASED PREMISES.

Upon termination of this Lease, Lessee shall, on Lessor's request, restore the Leased Premises to their original condition prior to the making of any improvements or alterations by Lessee, except for initial construction and improvements as completed by The Wellington Property Management Group prior to the Lease Commencement Date and except for reasonable wear and tear, damage by fire or other casualty and acts of God.

9. REPAIRS AND MAINTENANCE.

(a) During the Term, Lessee shall, at its own cost and expense, make all necessary repairs on and to the interior of the Leased Premises so as to keep the Leased premises in the same condition. Lessee shall be responsible for the cleaning of the Leased Premises and removal of refuse from Leased Premise to be deposited into the dumpster.

(b) Lessor shall be responsible for structural repairs within a reasonable time to the Building including roof replacement, Building foundation, structural columns and beams, exterior walls, replacement of HVAC system(s) and resurfacing of the parking lot with bituminous asphalt. Notwithstanding the foregoing, all damage or injury to the Building or Leased Premises caused by the moving of the Lessee's fixtures, furniture and equipment shall be repaired by the Lessee at its sole cost and expense, to the reasonable satisfaction of the Lessor.

10.  ALTERATIONS AND IMPROVEMENTS.

(a) The Lessee, with the prior written consent of the Lessor, shall have the right to make such alterations, additions and improvements to the Leased Premises as may be necessary or desirable for its business.

(b) The Lessee, before making any alterations, additions or improvements, shall at its own expense obtain all permits, approvals and certificates required by any governmental authority and shall promptly deliver copies of same to the Lessor. The Lessee will cause the Lessee's contractors and subcontractors to carry such worker's compensation, general liability and personal and property damage insurance as the Lessor may reasonably require. The Lessee agrees to hold the Lessor free and harmless from any liability for labor or materials supplied for such work and shall keep the Leased Premises free from mechanics liens of any kind by obtaining waivers thereof and by removing or bonding any lien filed within ten (10) days from receipt of notice of the filing thereof.

(c) Any and all alterations, additions or improvements to the Leased Premises made by the Lessee shall become the property of the Lessor without payment therefor by the Lessor.

(d) The Lessee shall be responsible for the cost of any modifications to the existing space. The Wellington Property Management Group will provide consulting services in the form of space planning and design services free of charge. ln addition, The Wellington Property Management Group will provide the Lessee with tenant buildout and construction services at cost with no markup for overhead and profit.

11. LESSEE'S FAILURE TO PERFORM.

(a) If the Lessee shall at any time fail to make any payment other than Base Rent or Additional Rent or perform any act on its part to be made or performed under this Lease, then the Lessor, after ten (10) days' notice to the Lessee, except when other notice is expressly provided for in this Lease (or without notice in case of an emergency), and without waiving or releasing the Lessee from any obligation of the Lessee contained in this Lease, may, but shall not be required to:

(1) Pay any tax or assessment payable by the Lessee;

(2) Take out, pay for and maintain any of the insurance policies provided for in this Lease, or

(3) Make any other payments or perform or cause to be performed any act required of the Lessee under this Lease; and may enter upon the Leased Premises for any such purpose, and take all such action thereon as may be necessary therefor.

(b) All sums so paid by the Lessor and all costs and expenses incurred by the Lessor in connection with the performance of any such act, together with interest thereon at the rate of eighteen percent (18%) per annum or such lesser rate as may at the time be the maximum rate permitted by law, from the respective dates of the Lessor's making of such payment or incurring of each such cost and expense, shall be paid by the Lessee to the Lessor on demand as Additional Rent hereunder.

12. DEFAULT.

This Lease and the term and estate hereby granted are subject to the limitation that if the Lessee shall (1) fail to pay when due any installment of Base Rent and/or Additional Rent; (2) default in the observance or performance of any term, covenant or condition of this Lease on Lessee's part to be observed or performed; (3) liquidate or cease to exist, declare insolvency, seek relief under law for the relief of debtors, make an assignment for the benefit of creditors, or be the subject of a voluntary or involuntary petition in bankruptcy or receivership then the Lessor may immediately give to Lessee a written notice of intention to end the term as of the date specified in such notice with the same effect as if the notice were the expiration of this Lease.

If this Lease and the term shall terminate as provided above or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a) Lessee shall pay to Lessor all Rent to the date upon which this Lease and the term shall have terminated or to the date of re-entry upon the Leased Premises by the Lessor as the case may be.

(b) Lessor shall be entitled to retain all monies, if any, paid by Lessee to Lessor, but such monies shall be credited by Lessor against any Rent due at the time of such termination or re-entry or against any damages payable by Lessee.

(c) Lessee shall be liable for and shall pay to Lessor as damages, any deficiency between the Rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the term and the net amount, if any, of rents collected under any reletting for any part of such period, first deducting from the rents collected under any such reletting all of Lessor's expenses in connection with the termination of this Lease or Lessor's re-entry upon the Leased Premises and in connection with such reletting including all repossession costs, brokerage commissions, legal expenses, attorney's fees, alteration costs and other expenses of preparing the Leased Premises for such reletting.

(d) Lessor and Lessor's agents may immediately re-enter the Leased Premises or any part thereof, without notice, by summary proceedings or by any other applicable court action or proceeding (without being liable to indictment, prosecution or damages therefor), and may repossess the Leased Premises and dispossess Lessee and any other persons from the Leased Premises and remove any and all of its or their property and effects from the Leased Premises and in no event shall re-entry be deemed an acceptance of surrender of this Lease.

(e) The Lessor shall provide the Lessee with written notice that the Lessee has 10 days to cure any and all payments past due for Base Rent and Additional Rent together with any late charges or penalties that have accrued and Lessor may accelerate all Rent due for the balance of the term of this Lease and declare the same to be immediately due and payable if the Lessee owes to the Lessor Base Rent, Additional Rent and Late Charges in excess of fifteen thousand ($15,000) dollars and fails to remit the total balance due Lessor within 10 days of the written notice.

Each right of Lessor provided for in this Lease shall be cumulative and shall be in addition to every other right provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of such rights shall not preclude the simultaneous or later exercise by Lessor of any or all other rights provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise.

13. INSURANCE.

(a) From and after the Lease Commencement Date, the Lessee shall at its own cost obtain and keep in full force and effect public liability insurance in the amount of one million ($1,000,000.00) dollars combined single limit for bodily injury, death and property damage arising out of any one occurrence, protecting Lessor, Lessor's agents and Lessor's employees against any and all claims for bodily injury, death or property damage arising directly or indirectly out of Lessee's use of the Leased Premises and the Land and Building. Such policy or policies shall name the Lessor as an additional insured.

(b) From and after the earlier of the Lease Commencement Date or Occupancy Date ("Occupancy Date"), the Lessee shall at its own cost obtain and keep in full force and effect insurance against loss or damage by fire, and other risks and hazards (including burglary, vandalism, malicious mischief, theft and breakage of glass within the Leased Premises) to Lessee's property and improvements for full replacement value thereof.

(c) The policies required hereunder shall be issued by insurance companies licensed to do business in the Commonwealth of Massachusetts and shall provide for at least twenty (20) days' notice to the Lessor before cancellation. Upon execution of this Lease, Lessee shall deliver to Lessor certificates of insurance showing the coverage in force from the earlier of the Lease Commencement Date or Occupancy Date, as well as any replacement certificates issued during the Term.

(d) Lessee shall not carry any stock of goods or do anything in or about the Leased Premises which will in any way tend to increase the insurance rates on the Leased Premises and/or the Land and Building.

14. ESTOPPEL CERTIFICATE.

Upon not less than fifteen (15) days prior written request, the Lessor and the Lessee agree, each in favor of the other, to execute, acknowledge and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications, and the date to which the basic rent hereunder and other charges have been paid and any other information reasonably requested. Any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee or lending source.

15. SUBORDINATION AND NON-DISTURBANCE.

The Lessee covenants and agrees to subordinate the lien of this Lease to any mortgages, and/or security agreements which may be placed against the Leased Premises, provided that any new mortgagees agree in writing to honor this Lease, as long as Lessee is not its default hereunder.

16. BROKERS' COMMISSIONS.

Lessor shall be solely responsible for any and all brokerage commissions due The Wellington Property Management Group arising out of representation of the Lessor in the negotiation of this Lease Agreement.

The Lessee represents and warrants that it has not dealt with any broker other than The Wellington Property Management Group as the authorized agent of the Lessor and agrees to indemnify and hold the Lessor harmless, as aforesaid, from any claims for brokers' commissions arising by reason of its having dealt with brokers other than the authorized agent of the Lessor.

17. FORCE MAJEURE.

Except as herein elsewhere provided to the contrary, all of the obligations of the Lessor and the Lessee hereunder are subject to the following conditions: if performance other than the payment of money is prevented by reason of fire, strike, labor difficulty, inability to obtain supplies or other difficulties beyond the reasonable control of the party required to perform such obligations, the performance shall be excusable during the period of such inability.

18. COVENANT OF QUIET ENJOYMENT.

The Lessor covenants that upon the Lessee's paying the Base Rent and Additional Rent herein reserved and performing and observing all the other covenants to be performed and observed on the part of the Lessee, the Lessee may use and occupy the Leased Premises throughout the full Term of this Lease without any disturbance by the Lessor. Notwithstanding the foregoing, if any person not claiming by, through or under the Lessor shall disturb or attempt to disturb the Lessee's use, the Lessor shall not be deemed in breach of this Section 18 if the Lessor shall immediately thereafter at its own expense cause such disturbances to cease.

19. MECHANICS LIENS.

Notice is hereby given that the Lessor shall not be liable for any labor or materials furnished, or to be furnished, to the Lessee and that no mechanics liens or other liens for any such labor or materials shall attach to or affect the reversionary or other estate or interest of the Lessor in and to the Leased Premises. The Lessee further agrees to indemnify and hold harmless the Lessor against any and all costs it may suffer on account of the same.

20. WAIVER OF SUBROGATION.

The Lessor and Lessee each hereby waives all claims, causes of action and rights of recovery against the other, and their respective agents, officers and employees, for any damages to or destruction of property or business, including but not limited to Lessor's and/or Lessee's improvements, which shall occur on or about the Leased Premises and shall result from any of the perils insured under any and all policies of insurance maintained by Lessor and Lessee, regardless of cause, including the negligence of either party and their respective agents, officers and employees, but only to the extent of recovery, if any, under such policy or policies of insurance. Each party agrees that their fire and extended coverage insurance policies will include such a clause so long as the same is obtainable and is includable without extra cost, or if extra cost is chargeable therefor, each party will advise the other thereof and of the amount thereof. Each party, at its option, may pay the same, but shall not be obligated to do so.

21. LESSOR'S RIGHT TO SELL, MORTGAGE OR ASSIGN.

Nothing contained in this Lease shall limit or curtail Lessor's right to sell, mortgage or otherwise deal with its fee interest in the Leased Premises and/or the Land and Building, or affect Lessor's right to assign the Rent payable under this Lease either as further collateral security under a fee mortgage or otherwise. Any such assignment of Rent shall be honored by Lessee.

22. ATTORNMENT.

If any mortgagee, by foreclosure sale or deed given in lieu thereof, becomes the owner of the Leased Premises, Lessee agrees to attorn to and recognize any such mortgagee, successor thereto or assignee thereof, becoming such owner, for all purposes, in place of and instead of the Lessor named herein.

23. EMINENT DOMAIN.

(a) If the entire building on the Leased Premises shall be taken for public or quasi-public purposes, then this Lease shall terminate as of the date the Lessee shall be required by law to vacate the premises and surrender them to the authority making the taking.

(b) If such portion of the building on the Leased Premises shall be taken as to render the Leased Premises unsuitable for the continuance of the Lessee's business in substantially the same manner as the same was being conducted immediately prior to such taking, then the Lessee shall have the right to terminate this Lease at Lessee's sole discretion by giving written notice to the Lessor within thirty (30) days after receipt of Notice of Entry for purposes of effectuating the taking. If the cost of repairing or restoring the Leased Premises after a partial taking is more than twenty (20%) percent of their value as determined by the City of Westborough's tax assessment immediately prior to such taking, the Lessor may at its option terminate this Lease by written notice to the Lessee within thirty (30) days after the date of the taking; provided, that if this Lease shall not be so terminated, the Lessor shall restore, only to the extent of the receipt of the eminent domain proceeds, the building with all reasonable dispatch to a complete architectural unit as close as possible to the condition the building was in immediately prior to said taking. Any provision of the subparagraph (b) to the contrary notwithstanding, the Lessor shall not be required to restore if the Lessor's mortgagees shall refuse to permit application of the Lessor's condemnation proceeds towards the costs of such restoration.

(c) If the Leased Premises, or any part thereof, shall be rendered untenantable and this Lease is not terminated, the Rent herein reserved or a just and proportionate part thereof, shall be suspended or abated according to the nature and extent of the taking from the date of such taking until the Leased Premises shall be restored, and if after such restoration the Leased Premises are smaller than they were prior to the taking or the utility thereof to the Lessee is otherwise diminished, the annual rent shall be equitably reduced.

(d) Upon any such taking, the proceeds thereof shall be payable to the Lessor, and the Lessee shall have absolutely no right or interest in any award. The Lessee hereby irrevocably appoints the Lessor as its attorney in fact for purposes of collecting any such condemnation award and dealing with all governmental authorities with respect thereto. This power of attorney is coupled with an interest and is irrevocable.

(e) If the Lessor shall be obligated to repair or restore as aforesaid, and if the Leased Premises are not repaired or restored within four (4) months after the date of such taking, then the Lessee may, in addition to all other rights and remedies it may have, terminate this Lease.

24. DISPUTES.

The parties hereto agree that if at any time a dispute should arise as to the propriety or necessity of the Lessee making any payment or performing any obligations required hereunder, the Lessee may pay or perform the same under protest and such payment or performance under protest shall not be considered to be voluntary on the part of the Lessee.

25. ATTORNEY'S FEES.

In the event that either party to this Lease brings an action against the other to enforce any covenant of this Lease, including actions for Base Rent and/or Additional Rent or other payments due and actions in summary process, the prevailing party, as determined by the entry of a judgment by a court of competent jurisdiction, shall be indemnified by the other party against all legal costs and charges, including reasonable attorney's fees.

26. ASSENTS.

No assent, expressed or implied, by one party to any breach of any covenant or condition herein contained on the part of the other to be performed or observed, and no waiver, expressed or implied, of or failure by one party to insist on the other's prompt performance or observance of any such covenant or condition shall be deemed to be a waiver of or assent to any succeeding breach of the same, or any other covenant or condition, and, except as provided herein, any party may assert its rights and remedies hereunder without any prior or additional notice to the other that it proposes to do so. The payment by the Lessee and acceptance by the Lessor of Base Rent and/or Additional Rent or silence by either party as to any breach shall not be construed as waiving any of such party's rights hereunder unless such waiver is in writing. No payment by the Lessee or acceptance by the Lessor of a lesser amount than shall be due the Lessor from the Lessee shall be deemed to be anything but payment on account, and the acceptance by the Lessor of a check for a lesser amount with an endorsement or statement thereon or upon a letter accompanying said check shall not be deemed an accord and satisfaction and the Lessor may accept said check without prejudice to recover the balance due or pursue any other remedy which any be available to it.

27. CUMULATIVE RIGHTS.

Any and all rights and remedies which either party may have hereunder shall be cumulative and the exercise of any one of such rights shall not bar the exercise of any other right or remedy which said party may have.

28. LEASE RENEWAL OR TERMINATION.

Lessee shall notify the Lessor of its intent to vacate the Leased Premises or exercise of the Option Term or negotiate a new Lease Agreement not less than four (4) months' written notice prior to the end of the current lease Term to be sent by registered mail, return receipt requested, to the Lessor. Provided the Lessee has affirmed its intention of remaining at the Leased Premises, a Lease agreement shall be mutually agreed to by both parties no later than three (3) months prior to the end of the current lease Term.

The Lessee, at the expiration of the Term hereof, or at any prior termination as herein provided, shall peaceably yield up the Leased Premises and all additions, improvements and alterations made thereupon in the same condition and repair as the same were in at the commencement of the Term hereof, or may have been put thereafter, reasonable wear and use, damage by fire or other casualty, acts of God, acts of war and the enemy and acts of paramount authority only excepted.

The Lessee and those claiming by, through or under the Lessee, may, at any time prior to the expiration of the Term hereof, or prior termination thereof, remove its personal property, trade fixtures and any equipment installed by it from the Leased Premises, provided that if such removal causes any damage to the Leased Premises, the Lessee shall promptly repair the same.

29. HOLDING OVER.

If the Lessee or anyone claiming by, through or under the Lessee shall remain on the Leased Premises after the expiration of the Term hereof, the Lessee or such other person or entity so holding over shall be a tenant at sufferance and shall be liable for use and occupancy charges based on the monthly Base Rent during the last year of the lease Term at the rate of one and one half (1.5) times the rent payable during any hold over period after the Term or Option Term of this Lease has terminated, subject to all of the other terms and conditions of this Lease insofar as the same are applicable to a month-to-month tenancy and the Lessee as a holdover tenant shall be considered solely as a tenant at sufferance. Lessor reserves all rights to accept or reject the hold over rent thereafter and reserves all rights and remedies with respect to the termination of this Lease Agreement.

30. LESSOR'S ACCESS.

The Lessee agrees that the Lessor upon reasonable advance notice to the Lessee, or without notice in the case of emergency, may enter upon the Leased Premises at reasonable hours so as not to unduly interfere with the normal conduct of the Lessee's business, or at any time in the case of emergency, for the purpose of inspecting the same and making repairs thereto as it may be required or permitted to do under the terms of this Lease Agreement.

The Lessor shall have the right during the Term hereof, to place signs on the exterior of the Building indicating that the Building is for rent or sale and to have access to the Leased Premises, with reasonable notice, for the purpose of showing it to prospective tenants, mortgage lenders or purchasers.

31. ASSIGNMENT AND SUBLETTING.

The Lessee shall not transfer, sublet, or assign this Lease or the Lessee's interest in and to all or any part of the Leased Premises, without the Lessor's prior written consent which shall not be unreasonably withheld by Lessor. Any attempted transfer, subletting, assignment, license to use, hypothecation or other alienation of the Lease by the Lessee shall be void and shall confer no rights on third parties and shall constitute a breach of this Lease.

32. NOTICES.

Whenever in this Lease it shall be required or permitted that notice, demand or other communication be given or served by either party to this Lease to or upon the other, such notice shall be deemed to have been duly delivered, given or served if in writing and mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party to whom it is to be given or served in the case of the Lessor at the most recent place to which rental checks were mailed and in the case of the Lessee at the Leased Premises. Each party may change its above address for purpose of notices by notice to the other party in the manner hereinabove provided.

33. SHORT FORM.

The Lessee agrees that upon request of Lessor, the Lessee will execute whatever instruments may be necessary of the recording of a short form of notice of this Lease.

34. NOTICE OF LEASE.

The Lessor agrees that upon request of Lessee, the Lessor will execute whatever instruments may be necessary of the recording of a short form of notice of this Lease. The form of notice as prescribed in Massachusetts general laws. In the event the Lessee records the entire Lease, and only at the Lessor's option, the entire Lease Agreement becomes null and void.

35. ENTIRE AGREEMENT.

This Lease contains the entire and exclusive agreement between the parties and supersedes and terminates all prior or contemporaneous arrangements, understandings and agreements, whether oral or written. This Lease may not be amended or modified, except in writing and executed by the Lessor and the Lessee.

36. CONSTRUCTION.

In construing this Lease, feminine or masculine pronouns shall be substituted for those of neuter form and vice versa, and the plural for singular and singular for plural in any place where the context may require.

37. GOVERNING LAW AND SEVERABILITY.

This Lease shall be governed by and interpreted in accordance with the laws of Massachusetts. If any provision of this Lease shall be determined to be invalid or unenforceable under applicable law, such provision shall, insofar as possible, be construed or applied in such manner as will permit enforcement; otherwise, this Lease shall be construed as if such provision had never been made a part hereof.

38. HEADINGS.

The headings used herein are used only for convenience of reference and are not to be considered a part of this Lease or to be used in determining the intent of the parties hereto.

39. BINDING EFFECT.

This Lease shall be binding upon and inure to the benefit of all successors and permitted assigns, including all permitted sub-tenants, of the parties hereto. Each sub-tenant or assignee shall as a precondition to the Lessor's approval of the Lessee's subletting the Leased Premises or assigning this Lease execute such written instruments as the Lessor shall reasonably require evidencing its agreement to be bound by each and every Term of this Lease, provided that such an agreement shall not operate to release the Lessee from its obligations hereunder unless the Lessor shall in writing agree.

In Witness whereof, the parties hereto have affixed or caused to be affixed their respective signatures this 30th day of June, 1995.


   Witness:                             LESSOR: EAST POINT REALTY TRUST

   /s/ Richard H. Laughlin              BY:  /s/ Richard Modowitz
   ------------------------                 -------------------------------
                                            Its: Trustee



   Witness:                             LESSEE: CERPROBE, INC.

   /s/ Laura M. Back                    BY: /s/ C. Zane Close
   ------------------------                 --------------------------------
                                        Its: President and C.E.O.